Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson road #06-15 International plaza Singapore-079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 under the Securities Act of 1933 of our report dated September 20, 2023, except for Note 1 and Note 13 which are dated March 12, 2024, with respect to the consolidated balance sheets of Suke Limited and subsidiary (collectively, the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

 /s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

March 12, 2024